Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-199475 on Form S-3 and Registration Statements on Form S-8 (Nos. 333-202824, 333-133247, 333-169747, 333-176859, 333-188356, and 333-191102) of our report dated March 16, 2016, relating to the consolidated financial statements and consolidated financial statement schedule of Sears Holdings Corporation and subsidiaries, and the effectiveness of Sears Holdings Corporation and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of Sears Holdings Corporation and subsidiaries for the year ended January 30, 2016.

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP
Chicago, Illinois
March 16, 2016